UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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MyoKardia, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MyoKardia, Inc.

333 Allerton Avenue

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 12, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of MyoKardia, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 12, 2018 at 9 a.m. at the DoubleTree by Hilton San Francisco Airport North, 5000 Sierra Point Parkway, Brisbane, CA 94005, for the following purposes:

1.

To elect two (2) Class III directors, as nominated by the Board of Directors of the Company (the “Board of Directors”), to hold office until the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Proposal 1 relates solely to the election of two (2) Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors has fixed the close of business on Friday, April 13, 2018 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy over the Internet, by telephone or by signing and dating the enclosed proxy as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

By Order of the Board of Directors

MyoKardia, Inc.

/s/ Tassos Gianakakos

Tassos Gianakakos

President and Chief Executive Officer

South San Francisco, California

April 17, 2018

Your vote is important, whether or not you expect to attend the Annual Meeting of Stockholders. You are urged to vote either via the Internet or telephone, or vote by mail by requesting a printed copy of the proxy card, as instructed in the Important Notice Regarding the Availability of Proxy Materials that you will receive in the mail. Voting promptly will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

MYOKARDIA, INC.

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

June 12, 2018

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies for use prior to or at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of MyoKardia, Inc. (the “Company”), a Delaware corporation, to be held at 9 a.m. local time, on Tuesday, June 12, 2018 and at any adjournments or postponements thereof for the following purposes:

•	To elect two (2) Class III directors, as nominated by the Board of Directors, to hold office until the 2021 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at the DoubleTree by Hilton San Francisco Airport North, 5000 Sierra Point Parkway, Brisbane, CA 94005.

Solicitation

This solicitation is made on behalf of the Board of Directors. We will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by email, telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to stockholders.

Important Notice Regarding the Availability of Proxy Materials

The proxy statement and the Company’s 2017 Annual Report on Form 10-K (the “Annual Report”) are available electronically at www.proxyvote.com.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on April 13, 2018 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of common stock will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 13, 2018, there were 35,935,980 shares of common stock issued and outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock as of the record date (present in person or represented by proxy) will constitute a quorum. We will appoint an inspector of elections for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Votes Required for Each Proposal

To elect our directors and approve the other proposals being considered at the Annual Meeting, the voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Permitted?
Election of Directors	Plurality	No
Ratification of PricewaterhouseCoopers LLP	Majority	Yes

“Discretionary Voting Permitted” means that brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client.

“Majority” means a majority of the votes properly cast for and against such matter.

“Plurality” means a plurality of the votes properly cast on such matter. For the election of directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Proposal One—Election of Directors. If a quorum is present, the director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHHOLD” for any nominee by specifying the name of the nominee on your proxy card. Proposal One is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal Two—Approval of the Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. Proposal Two is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.

We request that you vote your shares by proxy following the methods as instructed by the notice: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (i) the election of each of the Company’s two (2) nominees as Class III directors; (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018;  and (iii) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the notice of proxy materials. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on Monday, June 11, 2018. The notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this Proxy Statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing an instrument revoking it with the Company’s Secretary or by submitting a duly executed proxy bearing a later date prior to the time of the Annual Meeting. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Jake Bauer, Assistant Secretary, c/o MyoKardia, Inc., at the address of our principal executive offices at 333 Allerton Avenue, South San Francisco, CA 94080. Our telephone number is (650) 741-0900. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone before these voting facilities close at 11:59 pm Eastern Time on June 11, 2018.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board of Directors to be presented at the 2018 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December 18, 2018 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. If the date of the 2019 annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the U.S. Securities and Exchange Commission (the “SEC”). A proposal submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if received after March 3, 2019.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Assistant Secretary at our principal executive offices at the address set forth above no earlier than February 12, 2019 and no later than March 14, 2019. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The Board of Directors, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a Board of Directors that is divided into three classes. The term for each class is three years, staggered over time. This year, the term of the directors in Class III expires. Our two (2) Class III directors will each stand for re-election at the Annual Meeting. Our Board of Directors is currently comprised of seven (7) members. If each of the Class III director nominees are elected at the Annual Meeting, the composition of our Board of Directors will be as follows: Class I—Ms. Kimberly Popovits and Dr. Sunil Agarwal; Class II— Dr. David P. Meeker, Ms. Wendy L. Yarno and Mr. Mark Perry; and Class III—Mr. Tassos Gianakakos and Ms. Mary B. Cranston.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the two (2) Class III nominees designated below to serve until the 2021 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each nominee is currently a director. The Board of Directors expects that each nominee will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors. The biographies of our directors and their ages as of March 31, 2018 are set forth below.

Name	Age	Position
Kimberly Popovits (3)	59	Director
Sunil Agarwal, M.D. (2)(4)	48	Director
Wendy L. Yarno (1)(2)	63	Director
Mark Perry (1)(2)	62	Director
Tassos Gianakakos	45	President, Chief Executive Officer and Director
Mary B. Cranston (1)(3)	70	Director
David P. Meeker, M.D. (4)	63	Director

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Nominating and Corporate Governance Committee.

(4) Member of the Science and Technology Committee.

Nominees for Director

Class III:

The persons listed below are nominated for election to Class III of the Board of Directors to serve a three-year term ending at the 2021 annual meeting of stockholders and until their successors are elected and qualified.

The Board of Directors recommends that you vote FOR the following nominees.

Tassos Gianakakos. Mr. Gianakakos has served as our Chief Executive Officer and President since October 2013 and has been a member of our Board of Directors since October 2013. Prior to joining us, Mr. Gianakakos was senior vice president and chief business officer at MAP Pharmaceuticals, Inc., a biopharmaceutical company, from September 2006 to March 2013 when it was acquired by Allergan PLC. Prior to MAP Pharmaceuticals, Mr. Gianakakos led the formation of Codexis, Inc., a spin-off of Maxygen, Inc., in 2001. At Codexis, Mr. Gianakakos served as president and senior vice president, business development, and global head of Codexis’ Pharmaceuticals Business Unit. Before forming Codexis, Mr. Gianakakos was director of business development at

Maxygen, a biocatalyst development company, where he led the company’s business development efforts for its vaccine and bio-industrial platforms, as well as financing activities including the company’s initial public offering. Prior to Maxygen, Mr. Gianakakos was a process engineer in Merck & Co., Inc.’s vaccine division. Mr. Gianakakos holds B.Sc. degrees in chemical engineering and economics from the Massachusetts Institute of Technology, an M.Sc. in biotechnology from Northwestern University and an M.B.A. from Harvard Business School. Mr. Gianakakos’ qualifications to serve on our Board of Directors include his role as our principal executive officer and more than 15 years of management experience in the pharmaceutical industry.

Mary B. Cranston. Ms. Cranston has served as a member of our Board of Directors since April 2016. Since December 2012 when she retired from her position as the Firm Senior Partner and Chair Emeritus of Pillsbury Winthrop Shaw Pittman LLP, an international law firm, Ms. Cranston has served on various boards of companies and non-profits. Ms. Cranston was the Chair and Chief Executive Officer of Pillsbury from January 1999 until April 2006, and continued to serve as Chair of the firm until December 2006. Ms. Cranston has served as a director of Visa, Inc., a multinational financial services company since 2007, and The Chemours Company, a global chemical company since 2015. Ms. Cranston previously served as a director of GrafTech International, Ltd. (acquired by Brookfield Asset Management), Juniper Networks, Inc., a manufacture of news networks products and infrastructure, Exponent, Inc. and International Rectifier Corporation. Ms. Cranston holds an A.B. degree in Political Science from Stanford University, a Juris Doctor degree from Stanford Law School, and a Master of Arts degree in Educational Psychology from the University of California, Los Angeles. Ms. Cranston is qualified to serve on our Board of Directors because during her tenure at the Pillsbury law firm, Ms. Cranston gained a broad understanding of the business and regulation of the financial services industry as well as of the management of a global enterprise. Ms. Cranston’s qualifications to serve on our Board of Directors include her experience as a director of six other U.S. publicly-traded companies, where she has regularly reviewed corporate strategies, financial and operational risks and her management of legal risks for many public companies throughout her career.

Class I: Currently Serving Until the 2019 Annual Meeting

Sunil Agarwal, M.D. Dr. Agarwal has served as a member of our Board of Directors since March 2016. Dr. Agarwal currently serves as President of Research and Development at Juno Therapeutics, Inc., a biopharmaceutical company.  Prior to Juno, Dr. Agarwal served as partner at Sofinnova Ventures from August 2016 to April 2017. Prior to Sofinnova, Dr. Agarwal served as the Chief Medical Officer and Senior Vice President of Ultragenyx Pharmaceutical Inc., a biopharmaceutical company, from August 2014 to August 2016. Prior to Ultragenyx, Dr. Agarwal served in various leadership capacities at Genentech, Inc. (acquired by Roche Holdings, Inc.) for 11 years. Most recently, he held the position of Senior Vice President and Global Head of Clinical Development for OMNI (Ophthalmology, Metabolism, Neurosciences, Immunology and Infectious Diseases) from January 2013 to July 2014. Prior to that, Dr. Agarwal held the positions of Senior VP for Immunology and Infectious Diseases, and VP for Rheumatology from July 2009 to December 2012. He also held the position of VP of Genentech Drug Safety from January 2009 to July 2009. From September 2003 to January 2009, Dr. Agarwal held positions of increasing responsibility in Genentech’s Immunology clinical organization, and was involved in the development oversight of multiple molecules including Raptiva, Rituxan, and Ocrelizumab. Dr. Agarwal currently serves on the board of directors of Calithera Biosciences, Inc., a biopharmaceutical company.  Dr. Agarwal obtained his Bachelor of Science in Neuro-Biology at Cornell University and then earned his medical degree from Tufts University School of Medicine. He completed his residency at Children’s National Medical Center (CNMC), Washington, D.C. and subsequently joined the facility at George Washington University School of Medicine as an Assistant Clinical Professor of Pediatrics. He practiced in the Pediatric Emergency Department at CNMC. Dr. Agarwal’s qualifications to serve on our Board of Directors include his significant experience serving in professional and management positions in the biotechnology industry.

Kimberly Popovits. Ms. Popovits has served as a member of our Board of Directors since March 2017. Ms. Popovits has served as President and Chief Executive Officer of Genomic Health, Inc., a healthcare company, since January 2009, and as Chairman of the Board since March 1, 2012. Prior to that, Ms. Popovits served as President and Chief Operating Officer from February 2002 to January 2009. From November 1987 to February 2002, Ms. Popovits served in various roles at Genentech, Inc., a biotechnology company, most recently serving as Senior Vice President, Marketing and Sales from February 2001 to February 2002, and as Vice President, Sales from October 1994 to February 2001. Prior to joining Genentech, Ms. Popovits served as Division Manager, Southeast Region, for

American Critical Care, a Division of American Hospital Supply, a supplier of healthcare products to hospitals. Ms. Popovits holds a B.A. in Business from Michigan State University. Ms. Popovits’ qualifications to serve on our Board of Directors include her senior management experience in healthcare and biotechnology companies.

Class II: Currently Serving Until the 2020 Annual Meeting

Wendy L. Yarno. Ms. Yarno has served as a member of our Board of Directors since March 2017. Ms. Yarno retired in September 2008 from Merck & Co., Inc., a pharmaceutical company, following a 26-year career there in commercial and human resource positions of increasing seniority, most recently Chief Marketing Officer before she retired. In that role, Ms. Yarno led a global organization charged with all aspects of supporting pre- and post-launch commercialization of pharmaceuticals in more than 20 therapeutic areas. Prior to this role, she served as General Manager, Cardiovascular/Metabolic U.S. Business Unit, and as Senior Vice President, Human Resources. After retiring from Merck, Ms. Yarno worked part-time as the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds, from September 2010 through September 2011. Ms. Yarno has served as the non-executive Chairman of the Board of Aratana Therapeutics, a biopharmaceutical company developing medicines for pets, since October 2013. She also currently serves as a director of Alder Biopharmaceuticals, Inc., Global Blood Therapeutics, Inc., and Inovio Pharmaceuticals, Inc.  She previously served as a director of St. Jude Medical, Inc., a Fortune 500 medical device company, since 2002 until January 2017, when St. Jude Medical was acquired by Abbott Laboratories; and of Medivation, Inc., a biotechnology company focused on oncology products, from April 2013 until September 2016, when Medivation was acquired by Pfizer; and of Durata Therapeutics, a pharmaceutical company, from August 2014 through November 2014 when it was acquired by Actavis W.C. Holding Inc. She also has past experience as a director for several small private company boards. Ms. Yarno holds a B.S. in Business Administration from Portland State University and an M.B.A from Temple University. Ms. Yarno’s qualifications to serve on our Board of Directors include her operational and commercial experience in biotechnology and pharmaceutical companies, as well as her experience as a director of multiple biotechnology and pharmaceutical companies.

Mark L. Perry. Mr. Perry has served as a member of our Board of Directors since December 2012. From October 2012 to October 2013, Mr. Perry served as an entrepreneur-in-residence at Third Rock Ventures. Since August 2011, he has served on various boards of companies and non-profit organizations. In October 2004, Mr. Perry joined Aerovance, Inc. as a director, and he served as president and chief executive officer of Aerovance from February 2007 to October 2011. Prior to that, Mr. Perry served as the senior business advisor of Gilead Sciences, Inc., a biopharmaceutical company, from April 2004 to February 2007 and as an executive officer from May 1994 to April 2004, during which time he served in a variety of capacities, including general counsel, chief financial officer and executive vice president of operations. Earlier in his career, Mr. Perry served as an attorney at Cooley LLP, and was a partner of the firm from 1987 to 1994. Mr. Perry currently serves as a director of Nvidia Corporation, a visual computing company, and Global Blood Therapeutics, Inc., a biopharmaceutical company. Mr. Perry is also a member of the California State Bar Association and the Association of Bioscience Financial Officers, and serves on several nonprofit boards. Mr. Perry holds a B.A. from the University of California, Berkeley, and a J.D. from the University of California, Davis. Mr. Perry’s qualifications to serve on our Board of Directors include more than 30 years of experience serving in professional and management positions in the biotechnology industry.

David P. Meeker, M.D.   Dr. Meeker has served as a member of our Board of Directors since April 2017.  Dr. Meeker was appointed Chief Executive Officer of KSQ Therapeutics, a biotechnology company that is deploying the genome-scale precision functional genomics platform it has built for drug development, in September 2017.  He was previously executive vice president and head of Sanofi Genzyme, the specialty-care global business unit of Sanofi S.A. that focuses on rare diseases, multiple sclerosis, oncology and immunology, a position he had held since January 2016.  He has also served as a member of Sanofi’s Executive Committee since 2012.  Dr. Meeker joined Genzyme Corporation in 1994 as medical director and held positions of increasing responsibility, including vice president, medical affairs, chief operating officer and ultimately president and chief executive officer when Genzyme was acquired by Sanofi in 2011.  Prior to joining Genzyme, Dr. Meeker was director of the Pulmonary Critical Care Fellowship at the Cleveland Clinic and an assistant professor of medicine at Ohio State University.  Dr. Meeker has served as a director of Rhythm Pharmaceuticals, Inc., a biopharmaceutical company, since November 2015 and as its chairman of the board since April 2017.  He is also chairman of the board of directors of Trevi Pharmaceuticals, a privately-held biopharmaceutical company.  Dr. Meeker holds an M.D. degree from the

University of Vermont Medical School and completed the Advanced Management Program at Harvard Business School in 2000. He also completed his internal medicine training at Harvard University’s Beth Israel Hospital and pulmonary/critical care training at Boston University.  Dr. Meeker’s qualifications to serve on our Board of Directors include his previous executive management roles at Sanofi, our collaboration partner, as well as his significant experience in the clinical development and commercialization of biopharmaceutical products.

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, clinical and regulatory matters, operations and intellectual property. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on the Company.

Board of Directors and Committees of the Board

During 2017, the Board of Directors held a total of four meetings. All directors attended at least 75% of the total number of Board meetings.  Except for two directors who attended 66% of the number of meetings of the Audit Committee held during the time they served on the Audit Committee, and one director who attended 25% of the number of meetings of the Compensation Committee held during the time he served on the Compensation Committee, all directors attended at least 75% of the total number of meetings of Board committees on which the director served during the time he or she served on the Board or such committees.

Our Board of Directors has determined that all of our directors, except for Mr. Tassos Gianakakos, are independent, as determined in accordance with the rules of The NASDAQ Stock Market (“NASDAQ”) and the SEC. In making such independence determination, the Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors also considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee. Each of our Audit Committee, Compensation

Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. Copies of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.MyoKardia.com, under the “Investors & Media/Corporate Governance” link.

Audit Committee

Ms. Cranston,  Mr. Perry and Ms. Yarno currently serve on the Audit Committee, which is chaired by Ms. Cranston. Our Board of Directors has determined that each of Ms. Cranston and Mr. Perry is an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall internal audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases and scripts.

During 2017, the Audit Committee held six meetings.

Compensation Committee

Mr. Perry, Dr. Agarwal and Ms. Yarno currently serve on the Compensation Committee, which is chaired by Mr. Perry. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ Stock Market rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis, if required, to be included in our annual proxy statement or Annual Report on Form 10-K.

The Compensation Committee is responsible for the compensation programs for our executive officers and directors and reports to the Board of Directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to the Compensation Committee (other than with respect to himself) regarding short- and long-term compensation for all executive officers based on our results, an executive officer’s individual contribution toward these results and an executive officer’s performance toward individual goal achievement. The Compensation Committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, including the Chief Executive Officer, as well as each individual compensation component.

Pursuant to our 2015 Stock Option and Incentive Plan (the “2015 Plan), the Compensation Committee may delegate to our Chief Executive Officer all or part of its authority to approve certain grants of equity awards to certain individuals, subject to certain limitations including the amount of awards that can be granted pursuant to such delegated authority. Our Compensation Committee has delegated to our Chief Executive Officer the authority to approve certain grants of awards under the 2015 Plan to certain employees below the level of Vice President in connection with their hiring or promotion.

Pursuant to its charter, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Compensation Committee engaged Compensia, Inc. (“Compensia”) as its compensation consultant in 2017. The Compensation Committee instructed Compensia to develop a peer group of companies to assess the competitiveness of the executive, equity and Board of Director’s compensation programs and to review the Company’s equity program and broader equity practices. Our Compensation Committee plans to retain one or more third-party compensation advisors to provide similar information and advice in future years for consideration in establishing overall compensation for the Company’s executives and directors. We do not believe the retention of, and the work performed by  Compensia, creates any conflict of interest.

During 2017, the Compensation Committee held four meetings.

Nominating and Corporate Governance Committee

Mses. Cranston and Popovits currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Cranston. The Nominating and Corporate Governance Committee’s responsibilities include:

developing and recommending to the Board of Directors criteria for board and committee membership;

establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;

reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

identifying individuals qualified to become members of the Board of Directors;

recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines;

developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner;

overseeing the evaluation of the Board of Directors and its committees; and

•	reviewing and discussing with the Board of Directors the corporate succession plans for the Chief Executive Officer and other executive officers.

During 2017, the Nominating and Corporate Governance Committee held one meeting.

Science and Technology Committee

Drs. Agarwal and Meeker currently serve on the Science and Technology Committee, which is chaired by Dr. Agarwal. The Science and Technology Committee’s responsibilities include:

•	advising and recommending approval of and changes to research and development strategy to our Board of Directors;

•	ensuring that appropriate metrics are established to track performance towards research and development goals;

•	assisting scientific leadership in the creation and evaluation of standing advisory boards for the purpose of providing strategic input into research and development planning;

•	ensuring that our investments in research and development integrate new and emerging trends in pharmaceutical science, technology and regulation;

•	reviewing, evaluating and advising our Board of Directors regarding our progress in achieving its long-term strategic research and development goals and objectives;

•	reviewing, evaluating and advising our Board of Directors regarding the quality, direction and competitiveness of our research and development programs;

•	providing assistance to the Compensation Committee in setting any pipeline or development performance goals under our incentive compensation programs and reviewing the performance results;

•	providing assistance to the Compensation Committee in assessing the capabilities of our key scientific personnel, and the depth and breadth of our scientific resources; and

•

at the direction of the Nominating and Corporate Governance Committee, performing a periodic performance evaluation of the Committee and report to our Board of Directors on the results of such evaluation.

During 2017, the Science and Technology Committee held four (4) meetings.

Board Leadership

We do not currently have a Chairman of the Board; however, we have appointed Mark L. Perry to serve as our interim non-executive chairman. We believe that the appointment of an interim non-executive chairman allows our Chief Executive Officer to focus on our day-to-day business, while allowing the interim non-executive chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our lead independent director, particularly as our Board of Directors’ oversight responsibilities continue to grow.

While our Bylaws and corporate governance guidelines do not require that we appoint a separate Chairman of the Board or lead independent director and Chief Executive Officer, our Board of Directors believes that having a Chief Executive Officer and a separate interim non-executive chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.  Our separated interim non-executive chairman and Chief Executive Officer positions are augmented by the independence of six of our seven directors, and our entirely independent Audit, Compensation and Nominating and Corporate Governance committees that provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the Chief Executive Officer or other executives present. The independent directors met four times in 2017 without management present. We believe this structure provides consistent and effective oversight of our management and the Company.

Director Nominations

The director qualifications developed to date focus on what our Board believes to be essential competencies to effectively serve on the Board of Directors. The Nominating and Corporate Governance Committee reassesses such criteria from time to time and submits any proposed changes to the Board of Directors for approval. Presently, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee it recommends (i) has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, with superior credentials and recognition, (iii) is well regarded in the community and has a long-term reputation for high ethical and moral standards, (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve, and (v) to the extent such nominee serves or has previously served on other boards, the nominee has a demonstrated history of actively contributing at board meetings.

In addition to those minimum qualifications, the Nominating and Corporate Governance Committee recommends that our Board of Directors select persons for nomination to help ensure that:

•	a majority of our Board is “independent” in accordance with NASDAQ standards;

•	each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be comprised entirely of independent directors; and

•

at least one member of the Audit Committee shall have the experience, education and other qualifications necessary to qualify as an “Audit Committee financial expert” as defined by the rules of the SEC.

In addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and compensation of the Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board select persons for nomination:

•	whether a nominee has direct experience in the biotechnology or pharmaceuticals industry or in other fields relevant to the Company’s operations; and

•	whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

The Nominating and Corporate Governance Committee adheres to the following process for identifying and evaluating nominees for the Board of Directors. First, it solicits recommendations for nominees from non-management directors, our Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating and Corporate Governance Committee then reviews and evaluates the qualifications of proposed nominees and conducts inquiries it deems appropriate; all proposed nominees are evaluated in the same manner, regardless of who initially recommended such nominee. In reviewing and evaluating proposed nominees, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by our Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

If the Nominating and Corporate Governance Committee decides to retain a third-party search firm to identify proposed nominees, it has sole authority to retain and terminate such firm and to approve any such firm’s fees and other retention terms.

Each nominee for election as director at the 2018 Annual Meeting is recommended by the Nominating and Corporate Governance Committee and is presently a director and stands for re-election by the stockholders. From time to time, the Company may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2018 Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record at the time of giving the notice, entitled to vote at the meeting, present (in person or by proxy) at the meeting and must comply with the notice procedures in our Bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination may not be made at a special meeting unless such special meeting is held in lieu of an annual meeting. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;
•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•

any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship engaged in for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;

•	any rights to dividends or other distributions on the shares that are separate from the underlying shares;

•	any performance-related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company;

•

a description of all agreements, arrangements or understandings by and between the proposing stockholder and another person relating to the proposed business (including an identification of each party to such agreement, arrangement or understanding and the names, addresses and class and number of shares owned beneficially or of record of other stockholders known by the proposing stockholder support such proposed business);

•

a statement whether or not the proposing stockholder will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all shares of capital stock required to approve the proposal or, in the case of director nominations, at least the percentage of voting power of all of the shares of capital stock reasonably believed by the proposing stockholder to be sufficient to elect the nominee; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

With respect to proposed director nominees, the stockholder’s notice must include all information required to be disclosed in a proxy statement in connection with a contested election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

For matters other than the election of directors, the stockholder’s notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder(s) proposing the business.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The Board of Directors, a designated committee thereof or the chairman of the meeting will determine if the procedures in our Bylaws have been followed, and if not, declare that the proposal or nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence. There have been no material changes to the process by which stockholders may recommend nominees to our Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors c/o the Chairman of the Board at our principal executive offices at the address set forth above. The Company will forward all correspondence addressed to the Board or any individual Board member. Stockholders may also communicate online with our Board of Directors as a group by accessing our website (www.MyoKardia.com) and selecting the “Investors & Media” tab.

Director Attendance at Annual Meetings

Directors are encouraged to attend the Annual Meeting. One of our directors attended the 2017 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the members of the Compensation Committee has formerly been an officer of the Company. None of our executive officers serve, or in the past fiscal year, have served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

In October 2015, our Board of Directors adopted a non-employee director compensation policy, which became effective upon the completion of our initial public offering in November 2015, that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. In March 2016, the policy was amended to provide for the payment of annual cash retainers for service on the Science and Technology Committee. Under this policy, all non-employee directors are paid cash compensation for service on the Board of Directors and committees of the Board of Directors as set forth below, prorated based on days of service during a calendar year.

Board of Directors	Annual Retainer
All non-employee members	$35,000

Additional Annual Retainer
Audit Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500
Compensation Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Nominating and Corporate Governance Committee:
Chairperson	$7,500
Non-Chairperson members	$3,500
Science and Technology Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000

In addition, under the policy, as amended, each new non-employee director who is initially appointed or elected to our Board of Directors will receive an option grant to purchase 22,000 shares of our common stock, which will vest in equal monthly installments during the 48 months following the grant date, subject to the director’s continued service on our Board of Directors through each vesting date. Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual option grant to purchase 11,000 shares of our common stock, which will vest in equal monthly installments during the 12 months following the date of grant, subject to the director’s continued service on our Board of Directors through each vesting date. All options granted to our non-employee directors pursuant to this policy, as amended, are subject to full acceleration of vesting upon the consummation of a Sale Event (as defined in the 2015 Plan). All of the foregoing options will be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and will be exercisable (to the extent vested) for up to one year following the cessation of the director’s service on our Board of Directors, so long as the director was not removed for cause. Our non-employee directors may also be granted such additional options in such amounts and on such dates as our Board of Directors may recommend.

We reimburse all reasonable out-of-pocket expenses incurred by our non-employee directors to attend meetings of the Board of Directors and committees thereof.

Director Compensation Table—2017

The following table sets forth information with respect to the compensation earned by or paid to our non-employee directors during the fiscal year ended December 31, 2017. Mr. Gianakakos as an employee during such year and did not receive compensation for his service on the Board of Directors.  The compensation paid to Mr. Gianakakos during the fiscal year ended December 31, 2017 as an employee of the Company is set forth under the heading “Compensation of Executive Officers—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Sunil Agarwal, M.D. (2)	$55,625	$93,665	149,290
Mary Cranston (3)	$57,788	$93,665	151,453
Charles Homcy, M.D. (4)	$8,111	$-	8,111
David Meeker, M.D. (5)	$28,242	$257,268	285,510
Mark Perry (6)	$52,500	$93,665	146,165
Kimberly Popovits (7)	$30,693	$298,019	328,712
Kevin Starr (8)	$35,000	$93,665	128,665
Eric Topol, M.D. (9)	$28,261	$153,016	181,277
Wendy Yarno (10)	$33,764	$298,019	331,783

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the fiscal year ended December 31, 2017 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“FASB ASC Topic 718”). Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These amounts do not reflect the actual economic value that may be realized by the directors upon the exercise of the options or the sale of the common stock underlying such options.

In September 2017, Mr. Topol’s 2015 option grant was modified in order to extend its post-termination exercise period.  The amount for Mr. Topol represents the aggregate grant date fair value of his 2017 option grant ($93,665), as well as the incremental fair value, computed as of the modification date, in accordance with FASB ASC Topic 718, with respect to the modification ($59,351).

(2)	Dr. Agarwal held options to purchase an aggregate of 11,000 shares of our common stock as of December 31, 2017.
(3)	Ms. Cranston held options to purchase an aggregate of 11,000 shares of our common stock as of December 31, 2017.
(4)	Dr. Homcy resigned from our Board of Directors in March 2017 and as a result, did not hold any outstanding equity awards as of December 31, 2017.
(5)	Dr. Meeker held options to purchase an aggregate of 33,000 shares of our common stock as of December 31, 2017. Dr. Meeker joined our Board of Directors in April 2017.
(6)	Mr. Perry held options to purchase an aggregate of 11,000 shares of our common stock as of December 31, 2017.
(7)	Ms. Popovits held options to purchase an aggregate of 33,000 shares of our common stock as of December 31, 2017. Ms. Popovits joined our Board of Directors in March 2017.
(8)	Mr. Starr held options to purchase an aggregate of 11,000 shares of our common stock as of December 31, 2017. Mr. Starr resigned from our Board of Directors in March 2018.
(9)	Dr. Topol held options to purchase an aggregate of 11,000 shares of our common stock as of December 31, 2017. Dr. Topol resigned from our Board of Directors in September 2017.

(10)	Ms. Yarno held options to purchase an aggregate of 33,000 shares of our common stock as of December 31, 2017. Ms. Yarno joined our Board of Directors in March 2017.

Required Vote

The two (2) nominees receiving the highest number of affirmative votes of all the votes properly cast shall be elected as Class III directors to serve until the 2021 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the two (2) Class III director nominees listed above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and stockholder ratification is not binding on the Company, the Board or the Audit Committee. The Company requests such ratification, however, as a matter of good corporate practice. The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Our Board, including our Audit Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the ratification of the selection of PricewaterhouseCoopers LLP as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns, although the Audit Committee, in its discretion, may still retain PricewaterhouseCoopers LLP.

The following table shows information about fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2017 and 2016:

Fees billed by PricewaterhouseCoopers LLP	2017	2016
Audit Fees (1)	$1,058,000	$1,066,697
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,058,000	$1,066,697

(1)

Includes fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statements.

Audit Committee Pre-Approval Policies

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent registered public accounting firm. The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board), except that pre-approval is not required for the provision of non-audit services if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee may delegate to the chairperson of the Audit Committee the authority to grant pre-approvals for audit and non-audit services, provided such approvals are presented to the Audit Committee at its next scheduled meeting. All services provided by PricewaterhouseCoopers LLP during fiscal years 2017 and 2016 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2018.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of March 31, 2018, and certain other information about them are set forth below (unless set forth elsewhere in this Proxy Statement).

Name	Age	Position
Tassos Gianakakos	45	President, Chief Executive Officer and Director
Marc Semigran, M.D.	61	Chief Medical Officer
June Lee, M.D.	52	Chief Operating Officer and Chief Development Officer
Robert S. McDowell, Ph.D.	60	Chief Scientific Officer
Jake Bauer	39	Chief Business Officer
Taylor Harris	42	Chief Financial Officer
Joseph Lambing, Ph.D.	55	Senior Vice President, Nonclinical and Pharmaceutical Development
Cynthia J. Ladd	62	General Counsel

Executive Officers

The biographies of our executive officers, other than Mr. Gianakakos, whose biography is set forth above, appear below.

Marc Semigran, M.D. Dr. Semigran has served as our Chief Medical Officer since December 2016. Dr. Semigran was Medical Director of the Massachusetts General Hospital Heart Failure and Cardiac Transplant Program, a position he held from April 2004 through November 2016, where he was responsible for the overall direction of the care of heart failure patients, including those that needed or had undergone cardiac transplantation. Dr. Semigran also serves as an Associate Professor of Medicine at Harvard Medical School from January 2010 to present. He is a graduate of the Harvard/MIT Health Sciences and Technology Program and completed Internal Medicine Residency and Cardiology Fellowship Training at Massachusetts General Hospital. Dr. Semigran holds an M.D. from Harvard Medical School, and holds an AB and AM in Chemistry from Harvard University.

June Lee, M.D. Dr. Lee has served as our Chief Operating Officer since February 2017 and our Chief Development Officer since October 2017.  Prior to joining us, and since April 2011, Dr. Lee served on the faculty of the University of California, San Francisco (“UCSF”), where she was director of the Catalyst program at the Clinical and Translational Science Institute and a professor in the School of Medicine, and was responsible for overall strategy and operations for enabling and supporting translational research at the university. Catalyst is an internal UCSF accelerator for therapeutics, devices, diagnostics, and digital health technologies. Prior to UCSF, Dr. Lee was a disease area lead, early clinical development, at Genentech, Inc. from 2006 to 2011, where she was responsible for all strategy and activities as well as management of staff, budget, and resource allocation in the early clinical development group in multiple therapeutic areas. Dr. Lee served as a medical director in the clinical development group at Genentech, Inc. from 2004 to 2006, where she was responsible for clinical activities for licensed product of the company. Dr. Lee holds a B.A. in chemistry from Johns Hopkins University and an M.D. from the University of California, Davis.

Robert S. McDowell, Ph.D. Dr. McDowell has served as our Chief Scientific Officer since October 2017, and prior to that as our Senior Vice President of Drug Discovery since July 2012. Prior to joining us, Dr. McDowell led drug discovery at 3-V Biosciences, Inc. from October 2008 to July 2012, advancing the company’s lead program into development. Prior to 3-V Biosciences, he served as vice president of research at Sunesis Pharmaceuticals, Inc., a biopharmaceutical company, from January 2000 to 2008, where he oversaw drug discovery, translational research and manufacturing functions. Prior to Sunesis Pharmaceuticals, Dr. McDowell led the structural chemistry group at Axys Pharmaceuticals, Inc. Before joining Axys, Dr. McDowell was a senior scientist at Genentech Inc., where he developed successful strategies for peptidomimetic design. Dr. McDowell has authored more than 40 peer-reviewed manuscripts and is an inventor on more than 20 issued U.S. patents. Dr. McDowell holds a B.S. in chemistry and physics from Butler University and a Ph.D. in chemistry from the University of California, Berkeley.

Jake Bauer. Mr. Bauer has served as our Chief Business Officer since April 2018, as our Senior Vice President, Finance and Corporate Development from July 2016 to April 2018, and prior to that as our Vice President, Business Development and Business Operations since July 2014. Prior to joining us, he was vice president, business operations and head of corporate development at Ablexis, LLC, a biotechnology company, from May 2011 to July 2014. At Ablexis, he led the development and implementation of the company’s corporate strategy and business development activities and oversaw business operations. Prior to Ablexis, Mr. Bauer was a principal at Third Rock Ventures, where he identified, evaluated and developed new opportunities for investment, assisted with startup, corporate development and operations of portfolio companies, and negotiated financings from 2007 to 2011. While at Third Rock Ventures, he was actively involved in a variety of leading biopharmaceutical companies including Agios Pharmaceuticals, Inc., CytomX Therapeutics Inc., Global Blood Therapeutics, Inc. and Zafgen, Inc., all biopharmaceutical companies. Prior to Third Rock Ventures, Mr. Bauer served in roles in the investment group at Royalty Pharma AG and the business development group at Endo Pharmaceuticals Inc., and was previously a management consultant at Putnam Associates. Mr. Bauer holds a B.Sc. in biology and a B.A. in economics from Duke University and an M.B.A. from Harvard Business School.

Taylor Harris. Mr. Harris has served as our Chief Financial officer since April 2018.  Prior to joining us and from April 2016 to April 2017, he served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., a public company that markets the CoolSculpting cryolipolysis procedure. During that time, he was responsible for the global finance, accounting, tax, treasury, investor relations, and information technology functions, as well as the company’s commercial operations, including customer service, product support, and inside sales. Zeltiq was acquired by Allergan plc in April 2017.  Prior to Zeltiq, Mr. Harris served as Vice President and Chief Financial Officer at Thoratec Corporation, a public company that develops, manufactures, and markets proprietary medical devices used for mechanical circulatory support for the treatment of heart failure patients worldwide, from October 2012 until October 2015, when the company was acquired by St. Jude Medical, Inc. Mr. Harris joined Thoratec as its Senior Director of Investor Relations and Business Development in February 2010, in which capacity he was responsible for developing and executing the company's investor relations strategy, as well as supporting the company's strategic and business development activities.  Prior to joining Thoratec, Mr. Harris worked at JPMorgan Chase & Co. for over a decade in several capacities, including as a Vice President in the firm's Healthcare Investment Banking and Equity Research departments. Mr. Harris holds a B.A. in physics and economics from the University of North Carolina at Chapel Hill.

Joseph Lambing, Ph.D. Dr. Lambing has served as our Senior Vice President, Nonclinical and Pharmaceutical Development since March 2014. Prior to joining us, he was senior vice president of development for Portola Pharmaceuticals, Inc., a biopharmaceutical company, where he oversaw all preclinical and pharmaceutical development activities since the company’s founding from September 2003 to January 2013. Prior to Portola Pharmaceuticals, Dr. Lambing served as director of drug safety and disposition for Millennium Pharmaceuticals, Inc.’s, a biopharmaceutical company, San Francisco site from February 2002 to November 2003, and as a scientist and then director of DMPK and toxicology at COR Therapeutics, Inc. from November 1994 to February 2002. During his career, Dr. Lambing has contributed to numerous NDA and IND filings for more than a dozen new chemical entities, as well as numerous filings to support a variety of clinical trials in other countries. Dr. Lambing holds a B.S. in chemistry and a Ph.D. in biochemistry from the University of Missouri, and was a postdoctoral fellow at the University of California, San Diego.

Cynthia J. Ladd. Ms. Ladd has served as our General Counsel since January 2018.  Prior to joining us and since June 2015, she was Senior Vice President and General Counsel of CytomX Therapeutics, an oncology-focused biopharmaceutical company.  Prior to CytomX, Ms. Ladd was an independent consultant to biotechnology companies from February 2006 to June 2015, advising on corporate strategy, negotiations around collaborations, and clinical and regulatory issues, as well as acting as general counsel.  Prior to that, she was president and chief executive officer of AGY Therapeutics Inc. from May 2003 to June 2005, where she guided the company through a venture round and its transition to a clinical organization. Ms. Ladd previously served as senior vice president and general counsel at Pharmacyclics. Earlier in her career, Ms. Ladd held a number of positions at Genentech, Inc., including vice president of corporate law and chief corporate counsel. She began her career as an associate with Wilson Sonsini Goodrich & Rosati, P.C., and Ware & Freidenrich LLP (now DLA Piper LLP (US)). Ms. Ladd holds a B.S. in animal science from Penn State University, an M.S. in animal nutrition and biochemistry from Cornell University, and a J.D. from Stanford Law School.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information regarding the total compensation, for services rendered in all capacities, awarded to, earned by or paid to each individual who served as our chief executive officer at any time during the fiscal year ended December 31, 2017 and our two most highly compensated executive officers who were serving as executive officers as of December 31, 2017 (other than our chief executive officer). We refer to these officers in this Proxy Statement as our named executive officers. The following table also sets forth information regarding total compensation awarded to, earned by or paid to certain of our named executive officers during the fiscal year ended December 31, 2016, to the extent they were our named executive officers during such fiscal year.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Tassos Gianakakos	2017	505,450		—		2,406,603	(4)	297,205	1,000	3,210,258
President, Chief Executive Officer and Director	2016	459,545		—		424,306		220,600	500	1,104,951
June Lee, M.D.	2017	352,917	(5)	50,000	(6)	1,163,430	(7)	183,000	1,000	1,750,347
Chief Operating Officer
Robert S. McDowell, Ph.D.	2017	327,749		—		814,463	(8)	117,000	1,000	1,260,212
Chief Scientific Officer

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of option awards granted during the fiscal years ended December 31, 2017 and December 31, 2016, as applicable, in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The amounts do not reflect the actual economic value that may be realized by the named executive officers upon the exercise of the options or the sale of the common stock underlying such options.

(2)

The amounts reported for 2017 reflect the cash incentive compensation determined by our Compensation Committee based on the Company’s achievement of certain research and development, clinical, financial and operational metrics related to our 2017 corporate objectives, as specified by our Board of Directors, and individual performance. These amounts were paid in 2018.

(3)

The amounts reported reflect the matching contributions under our 401(k) plan.(4)The amount reported represents the aggregate grant date fair value of options to purchase an aggregate of 303,500 shares of our common stock subject to time-based vesting.

(5)	Dr. Lee joined us in February 2017 and her base salary was pro-rated accordingly. Dr. Lee was not a named executive officer for the fiscal year ended December 31, 2016.
(6)	The amount reported reflects a lump-sum cash sign-on bonus of $50,000 paid to Dr. Lee in connection with her acceptance of our offer of employment.
(7)

The amount reported represents the aggregate grant date fair value of options to purchase an aggregate of 150,000 shares of our common stock subject to time-based vesting and $0, which represents the aggregate grant date fair value of an option to purchase 25,000 shares of our common stock subject to performance-based vesting (the “Lee 2017 Performance-Based Option”), based on the probable outcome of the applicable performance milestones.  The aggregate grant date fair value of the Lee 2017 Performance-Based Option, assuming the achievement of the highest level of performance milestones, was $189,188.  50% of the Lee 2017 Performance-Based Option expired during 2017 because the applicable performance criteria were not met by the applicable specified dates.

(8)	The amount reported reflects the aggregate grant date fair value of options to purchase an aggregate of 99,850 shares of our common stock subject to time-based vesting.

Narrative to Summary Compensation Table

Base Salaries. For the year ended December 31, 2017, the annual base salaries for Mr. Gianakakos, Dr. Lee and Dr. McDowell were $505,450, $385,000 and $327,749, respectively. Effective as of January 1, 2018, the annual base salaries for Mr. Gianakakos, Dr. Lee and Dr. McDowell were increased to $575,000, $414,000 and $393,000, respectively.

Cash Incentive Compensation. In January 2016, the Board of Directors adopted the Company’s Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”), which applies to certain key executives of the Company (the “Covered Executives”), that are recommended by the Compensation Committee and selected by the Board of Directors. The Incentive Plan provides for bonus payments based upon the attainment of performance objectives established by the Compensation Committee and relate to operational and financial metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), which may include achievement of specified research and development, publication, clinical and/or regulatory milestones, total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation, stock compensation expense, restructuring charges and/or amortization), changes in the market price of the Company’s common stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue. Any bonuses paid under the Incentive Plan are based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals. The bonus formulas will be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive. No bonuses will be paid under the Incentive Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

During the fiscal year ended December 31, 2017, the target annual bonus for Mr. Gianakakos was increased from 50% to 60% of his base salary.

During the fiscal year ended December 31, 2017, the target annual bonuses for Dr. Lee and Dr. McDowell were equal to 40% and 35%, respectively, of the applicable named executive officer’s base salary.  Based on the Company’s achievement of certain research and development, clinical, financial and operational metrics related to our 2017 corporate objectives, the Compensation Committee determined that the Company’s corporate goal achievement was 98% of target.  The Compensation Committee also adjusted Dr. Lee and Dr. McDowell’s annual bonuses for the fiscal year ended December 31, 2017 based on their individual performance during the year.

During the fiscal year ended December 31, 2017, Dr. Lee also received a lump-sum cash sign-on bonus equal to $50,000 in connection with her acceptance of our offer of employment.

Equity Incentive Compensation. During the fiscal year ended December 31, 2017, we granted options to each of our named executive officers, as shown in more detail in the “Outstanding Equity Awards at Fiscal Year-End” table below.

401(k) Savings Plan and Other Benefits. We maintain a tax-qualified retirement plan, or the 401(k) Plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual IRS limits. Employees’ pre-tax or Roth contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. Our 401(k) Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) with our 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to our 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from our 401(k) Plan. In 2016, we made matching contributions under our 401(k) plan of up to $500 per year per employee and beginning in 2017, we increased the matching contributions under our 401(k) plan to up to $1,000 per year per employee.

Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees of the same status.  We pay, on behalf of our employees, a portion of the premiums for health, life and disability insurance.

Perquisites and Personal Benefits.  We generally do not provide perquisites or personal benefits to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by each of our named executive officers as of December 31, 2017.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
	(a)		(b)		(d)
Tassos Gianakakos	52,782	(1)	—		—		1.51	6/4/2025
	73,174	(2)	78,061	(2)	—		1.51	6/4/2025
	34,769	(3)	37,793	(3)	—		9.08	2/2/2026
	69,552	(4)	233,948	(4)	—		12.25	1/18/2027
June Lee, M.D.	—		—		12,500	(5)	11.95	2/1/2027
	—		150,000	(6)	—		11.95	2/1/2027
Robert McDowell, Ph. D.	87,074	(1)	—		—		0.18	12/6/2022
	34,864	(7)	5,952	(7)	—		0.33	7/24/2024
	14,456	(2)	8,673	(2)	—		1.51	6/4/2025
	13,606	(1)	—		—		1.51	6/4/2025
	13,038	(3)	14,173	(3)	—		9.08	2/2/2026
	18,298	(4)	61,552	(4)	—		12.25	1/18/2027
	20,000	(8)	—		—		13.90	7/20/2027

(1)

The shares underlying the options are fully vested. The options for Mr. Gianakakos were granted under our 2012 Equity Incentive Plan (the “2012 Plan”).  The options for Dr. McDowell were granted under our 2015 Equity Incentive Plan (the “2015 Plan”).

(2)

25% of the shares underlying the options vested on June 4, 2016, while the remaining 75% of shares underlying the options vest in equal monthly installments over three years from June 4, 2016 to June 4, 2019, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. These options were granted under our 2012 Plan.

(3)

1/48th of the shares underlying the options vest in equal monthly installments over four years from January 1, 2016 to January 1, 2020, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date.  These options were granted under our 2015 Plan.

(4)

1/48th of the shares underlying the options vest in equal monthly installments over four years from January 1, 2017 to January 1, 2021, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date.  These options were granted under our 2015 Plan.

(5)

The shares underlying the options vest with respect to 25% of the underlying shares upon the Company’s achievement of each of four (4) specified regulatory and clinical milestones on or before certain specified dates, as determined by the Board of Directors, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. As of December 31, 2017, 50% of the underlying shares subject to the options have expired, since two of the applicable performance milestones were not met by the applicable specified dates.  These options were granted under our 2015 Plan.

(6)

25% of the shares underlying the options vest on January 31, 2018, while the remaining 75% of shares underlying the options vest in equal monthly installments over three years from January 31, 2018 to January 31, 2021, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. These options were granted under our 2015 Plan.

(7)

25% of the shares underlying this option vested on July 1, 2015, while the remaining 75% of shares underlying this option vest in equal monthly installments over three years from July 1, 2015 to July 1, 2018, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. These options were granted under our 2015 Plan.

(8)

50% of the shares underlying the option vest on July 20, 2018 and 50% vest on July 20, 2019, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. This option was granted under our 2015 Plan.

Employment Arrangements with Our Named Executive Officers

Change in Control Policy

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. In this regard, we recognize that the possibility that a change in control of the Company may occur and the uncertainty and questions that a change in control may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and our stockholders. In order to reinforce and encourage the continued attention and dedication of certain key members of management, in October 2015, our Board of Directors adopted a Change in Control Policy (the “Policy”). Pursuant to the Policy, in the event the employment of any of our named executive officers is terminated by us or our acquirer or successor without Cause (as such term is defined in the 2015 Plan) within one year after the consummation of a Sale Event (as such term is defined in the 2015 Plan), he or she will be entitled to receive the following payments and benefits, subject to his or her execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims:

•	a lump sum cash payment equal to 12 months (or 18 months in the case of Mr. Gianakakos as our Chief Executive Officer) of the named executive officer’s then-current base salary;
•	payment of the named executive officer’s target annual incentive compensation;
•

if the named executive officer elects to continue his or her group healthcare benefits, payment of an amount equal to the monthly employer contribution we would have made to provide the named executive officer with health insurance if he or she had remained employed by us until the earlier of (i) 12 months (or 18 months in the case of Mr. Gianakakos as our Chief Executive Officer) following the date of termination or (ii) the end of the named executive officer’s COBRA health continuation period; and

•

all stock options and other stock-based awards with time-based vesting conditions granted to the named executive officer will become fully exercisable and non-forfeitable as of the date of the named executive officer’s termination.

In addition, upon a Sale Event, to the extent Sections 280G and 4999 of the Code are applicable, each named executive officer who is then employed with us will be entitled to receive the better treatment of: (i) payment of the full amounts set forth above to which the named executive officer is entitled or (ii) payment of such lesser amount that does not trigger excise taxes under Section 4999 of the Code.   We have also entered into a written employment

agreement with each of our named executive officers that provides for other compensation and benefits, as described below.

Tassos Gianakakos

We entered into an employment offer letter agreement with Mr. Gianakakos in September 2013, pursuant to which he began serving as, and continues to serve as, our President and Chief Executive Officer in October 2013. The letter agreement entitled Mr. Gianakakos to an initial annual base salary of $375,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time, and Mr. Gianakakos’ annual base salary in 2017 was $505,450, which was increased to 575,000 effective as of January 1, 2018. Pursuant to the terms of his letter agreement and the Incentive Plan, Mr. Gianakakos is considered annually for a bonus target representing a percentage of his annual base salary, as determined by our Board of Directors based on a combination of our achievement of certain performance goals and Mr. Gianakakos’ achievement of certain individual goals.  During the fiscal year ended December 31, 2017, the target annual bonus for Mr. Gianakakos was increased from 50% to 60% of his base salary.

Mr. Gianakakos is also eligible to receive certain post-termination compensation and benefits in accordance with the Policy described above.

June Lee, M.D.

We entered into an employment offer letter agreement with Dr. Lee in February 2017, pursuant to which she assumed the role of our Chief Operating Officer. The agreement entitled Dr. Lee to an initial annual base salary of $385,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time.  Pursuant to the terms of her agreement and the Incentive Plan, Dr. Lee is considered annually for a bonus target of 40% of her annual base salary, as determined by the Board of Directors based on a combination of our achievement of certain performance goals and Dr. Lee’s achievement of certain individual performance goals. Dr. Lee’s annual base salary in 2017 was $385,000, which was increased to $414,000 effective as of January 1, 2018. Pursuant to the terms of her agreement, Dr. Lee was paid a lump-sum sign-on bonus of $50,000 within 60 days of her start date.  Pursuant to the terms of her agreement, Dr. Lee was also issued an option to purchase 150,000 shares of our common stock on February 1, 2017 with time-based vesting, and an option to purchase 25,000 shares of our common stock on February 1, 2017 with performance-based vesting, both of which were granted pursuant to the terms of the 2015 Plan and option award agreements thereunder.

Dr. Lee is also eligible to receive certain post-termination compensation and benefits in accordance with the Policy described above.

Robert McDowell, M.D.

We entered into an employment offer letter agreement with Dr. McDowell in June 2012, pursuant to which he assumed the role of Vice President of Drug Discovery in July 2012. Dr. McDowell currently serves as our Chief Scientific Officer.  The agreement entitled Dr. McDowell to an initial annual base salary of $260,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time.  Dr. McDowell’s annual base salary in 2017 was $327,749 which was increased to $393,000 effective as of January 1, 2018. Pursuant to the terms of his agreement and the Incentive Plan, Dr. McDowell is considered annually for a bonus target of 35% of his annual base salary, as determined by the Board of Directors, based on a combination of our achievement of certain performance goals and Dr. McDowell’s achievement of individual performance goals.

Dr. McDowell is also eligible to receive certain post-termination compensation and benefits in accordance with the Policy described above.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2017 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2012 Plan, our 2015 Plan and our 2015 Employee Stock Purchase Plan (the "ESPP").

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by securityholders (2)	2,964,549	(3)	11.54	1,312,982	(4)
Equity compensation plans not approved by securityholders	—		—	—
Total	2,964,549			1,312,982

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.

(2)	Includes the 2012 Plan, the 2015 Plan and the ESPP.

(3)	Does not include purchase rights accruing under the ESPP because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(4)

Includes 863,538 shares of common stock remaining available for issuance under the 2015 Plan and 449,444 shares of common stock remaining available for issuance under the ESPP as of December 31, 2017. Our 2015 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2017, by the lesser of (i) 4% of the number of outstanding shares of the Company’s common stock on the immediately preceding December 31, and (ii) an amount as determined by the compensation committee of the Company’s Board of Directors. The number of shares of stock available for issuance under the ESPP will be automatically increased each January 1, beginning with January 1, 2017 and ending on January 1, 2025, by the lesser of: (i) 3,000,000 shares of common stock, (ii) 1% of the number of outstanding shares of common stock on the immediately preceding December 31 or (iii) such lesser amount of shares as determined by the compensation committee of the Company’s Board of Directors. On January 1, 2018, the number of shares available for issuance under our 2015 Plan and our ESPP increased by 358,127 shares and 314,289 shares, respectively, pursuant to these provisions.  These increases are not reflected in the table above.  We no longer grant new awards under our 2012 Plan, and any awards previously granted under such plan prior to our initial public offering that are forfeited, canceled, reacquired by us prior to vesting satisfied without the issuance of stock or otherwise terminated (other than by exercise) are added to shares available for issuance under the 2015 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Compensation of Executive Officers” and the transactions described below, since January 1, 2017, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Transactions with Sanofi S.A.

Until June 2017, Dr. David P. Meeker, a member of our Board of Directors, was an Executive Vice President and an executive officer of Sanofi S.A. (“Sanofi”), our strategic collaboration partner and a holder of more than five percent of our outstanding common stock.  Set forth below are descriptions of transactions with Sanofi (or its affiliated entities) to which we are or were a party.

Payments under Collaboration Agreement

We are party to a license and collaboration agreement (the “Collaboration Agreement”) entered into in August 2014 with Aventis Inc., a wholly-owned subsidiary of Sanofi, for the research, development and potential commercialization of pharmaceutical products for the treatment, prevention and diagnosis of HCM and DCM, as well as potential additional indications.  Pursuant to the Collaboration Agreement, in November 2016, Sanofi paid to us a $25.0 million milestone-based payment in connection with our submission of an investigational new drug application for MYK-491 to the U.S. Food and Drug Administration.  Additionally, in December 2016, Sanofi provided notice to us of its election to continue the collaboration through December 31, 2018 pursuant to the terms of the Collaboration Agreement.  In connection with Sanofi’s decision to continue the collaboration, we received a $45.0 million milestone payment in January 2017.

Participation in Follow-On Offering

In  August 2017, Sanofi (through its wholly-owned subsidiary, Aventis Inc.) purchased an aggregate of 350,000 shares of our common stock in our follow-on public offering at the public offering price and on the same terms as the other purchasers in the offering, which included the following purchase in an amount that exceeded $120,000:

Beneficial Owner	Shares Purchased in Offering	Aggregate Purchase Price ($)
Sanofi	350,000	12,425,000

Executive Officer and Director Compensation

Employment Agreements

We have entered into offer letters or employment agreements with each of our named executive officers and certain of our other executive officers. For more information regarding these arrangements, see “Compensation of Executive Officers—Employment Arrangements with Our Named Executive Officers.”

Stock Option Awards

For information regarding stock option awards granted to our named executive officers and directors, see “Election of Directors—Director Compensation” and “Compensation of Executive Officers.”

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

Procedures for Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The Audit Committee follows the policies and procedures set forth in our Related Person Transaction Policy in order to facilitate such review. The Related Person Transaction Policy is written.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock as of March 31, 2018;
•	each named executive officer;
•	each of our directors; and
•	all of our executive officers and directors as a group.

We have based our calculation of the percentage of beneficial ownership of 35,928,038 shares of common stock outstanding on March 31, 2018.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership. The information with respect to our executive officers and directors is as of March 31, 2018 unless otherwise noted. The information with respect to certain significant stockholders is based on filings by the beneficial owners with the SEC pursuant to section 13(d) and 13(g) of the Exchange Act. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 30, 2018, which is 60 days after March 31, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Entities affiliated with Wellington Management Company (1)
280 Congress Street, Boston, MA 02110	3,130,761	8.7%
Entities affiliated with Fidelity (2)
245 Summer Street, Boston, MA 02210	4,506,577	12.5%
Entities affiliated with Sanofi (3)
54 Rue La Boetie, 75008 Paris (France)	4,018,899	11.2%
Entities affiliated with Blackrock, Inc. (4)
55 East 52nd Street, New York, NY 10055	1,920,651	5.3%
Named Executive Officers and Directors:
T. Anastasios Gianakakos (5)	984,437	2.7%
June Lee, M.D.(6)	52,408	*
Robert McDowell(7)	202,982	*
Mark Perry (8)	60,570	*
Sunil Agarwal (9)	32,999	*
Mary B. Cranston (10)	32,541	*
Wendy L. Yarno (11)	17,907	*
Kimberly Popovits (12)	16,499	*
David P. Meeker, M.D. (13)	16,041	*
All directors and executive officers as a group (14 persons) (14)	1,722,309	4.7%

*	Represents beneficial ownership of less than 1% of the shares of common stock.

(1)

Based on Schedule 13G/A filed on February 8, 2018 and consists of 3,130,761 shares of common stock owned of record by clients of one or more investment advisers identified in Exhibit A thereto directly or indirectly owned by Wellington Management Group LLP. The address of the beneficial owner is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(2)

Based solely on a report on Schedule 13G/A filed with the SEC on February 12, 2018, which indicates that (i) FMR, LLC has sole dispositive power over 4,506,577 shares of common stock and (ii) Abigail P. Johnson had sole dispositive power over 4,506,577 shares of common stock and. Abigail P. Johnson is a Director, the Vice Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(3)

Based solely on a report on Schedule 13G/A filed with the SEC on February 13, 2018, which indicates that Sanofi has sole voting power and sole dispositive power with respect to 4,018,899 shares of common stock.

(4)

Based solely on a report on Schedule 13G filed with the SEC on February 1, 2018, which indicates that Black Rock, Inc. has sole voting power with respect to 1,870,257 shares of common stock and sole dispositive power with respect to 1,920,651 shares of common stock

(5)

Consists of: (i) 622,573 shares of common stock held by trusts, (ii) 74,390 shares of common stock, of which 0 shares are subject to our right of repurchase as of March 31, 2018, held by Mr. Gianakakos and (iii) options to purchase 287,474 shares of common stock that are exercisable within 60 days of March 31, 2018, held by Mr. Gianakakos.

(6)	Consists of options to purchase 52,408 shares of common stock that are exercisable within 60 days of March 31, 2018 held by Ms. Lee.
(7)	Consists of options to purchase 202,982 shares of common stock that are exercisable within 60 days of March 31, 2018 held by Mr. McDowell.
(8)	Consists of: (i) 25,408 shares of common stock held by Mr. Perry and (ii) options to purchase 35,162 shares of common stock that are exercisable within 60 days of March 31, 2018 held by Mr. Perry.
(9)	Consists of options to purchase 32,999shares of common stock that are exercisable within 60 days of March 31, 2018 held by Dr. Agarwal.
(10)	Consists of options to purchase 32,541 shares of common stock that are exercisable within 60 days of March 31, 2018 held by Ms. Cranston.
(11)	Consists of: (i) 1,408 shares of common stock held by Ms. Yarno and (ii) options to purchase 16,499 shares of common stock that are exercisable within 60 days of March 31, 2018 held by Ms. Yarno.
(12)	Consists of options to purchase 16,499 shares of common stock that are exercisable within 60 days of March 31, 2018 held by Ms. Popovits.
(13)	Consists of options to purchase 16,041 shares of common stock that are exercisable within 60 days of March 31, 2018 held by Dr. Meeker.
(14)

Includes the number of shares beneficially owned by the named executive officers and directors listed in the above table, as well as (i) 93,546 shares of common stock, of which 10,629 shares are subject to our right of repurchase as of March 31, 2018 and options to purchase 39,909 shares of common stock that are exercisable within 60 days of March 31, 2018, held by Joseph Lambing, (ii) 61,777 shares of common stock, of which

6,803 shares are subject to our right of repurchase as of March 31, 2018 and options to purchase 46,064 shares of common stock that are exercisable within 60 days of March 31, 2018, held by Jake Bauer, (iii) options to purchase 64,629 shares of common stock that are exercisable within 60 days of March 31, 2018, held by Marc Semigran, (iv) options to purchase 0 shares of common stock that are exercisable within 60 days of March 31, 2018 held by Cynthia Ladd, and (v) options to purchase 0 shares of common stock that are exercisable within 60 days of March 31, 2018 held by Taylor Harris.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2017, except that one transaction involving the partial exercise of an option to purchase common stock by Mr. Gianakakos, was reported late on a Form 5 due to administrative error.

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.MyoKardia.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2017 with the Company’s management and PricewaterhouseCoopers LLP. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (formerly SAS 61), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2017.

The Audit Committee and the Board of Directors have recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

AUDIT COMMITTEE

MARY CRANSTON, CHAIRPERSON

MARK PERRY

WENDY L. YARNO

HOUSEHOLDING OF PROXY MATERIALS

We have made available a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, Annual Report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and would like to consent to a mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report and proxy materials for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), at 1717 Arch Street, Suite 1300, Philadelphia, PA 19103.

Registered stockholders who have not consented to householding will continue to receive copies of Annual Reports and proxy materials for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of Annual Reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the notice. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this Proxy Statement is our Annual Report. Copies of our Annual Report are available free of charge on our website at www.MyoKardia.com or you can request a copy free of charge by calling Investor Relations at (650) 351-4705 or sending an e-mail request to IR@myokardia.com. Please include your contact information with the request.

By Order of the Board of Directors,

MyoKardia, Inc.

/s/ T. Anastasios Gianakakos
T. Anastasios Gianakakos
President and Chief Executive Officer

April 17, 2018

1 1  12345678  12345678  12345678  12345678  12345678  12345678  12345678  12345678  NAME  THE COMPANY NAME INC. - COMMON 123,456,789,012.12345  THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345  THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345  THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345  THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345  THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345  THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345  THE COMPANY NAME INC. - 401 K 123,456,789,012.12345  .  x  02 0000000000  JOB #  1 OF 2  1 OF 2 PAGE  SHARES  CUSIP #  SEQUENCE #  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  CONTROL #  SHARES  To withhold authority to vote for any  individual nominee(s), mark “For All  Except” and write the number(s) of the  nominee(s) on the line below.  0 0 0  0 0 0  0000377673_1 R1.0.1.17  For Withhold For All  All All Except  The Board of Directors recommends you vote FOR  the following:  1. To elect the two Class III directors  Nominees  01 Tassos Gianakakos 02 Mary B. Cranston  MYOKARDIA, INC.  333 ALLERTON AVE.  SOUTH SAN FRANCISCO, CA 94080  Investor Address Line 1  Investor Address Line 2  Investor Address Line 3  Investor Address Line 4  Investor Address Line 5  John Sample  1234 ANYWHERE STREET  ANY CITY, ON A1A 1A1  Investor Address Line 1  Investor Address Line 2  Investor Address Line 3  Investor Address Line 4  Investor Address Line 5  John Sample  1234 ANYWHERE STREET  ANY CITY, ON A1A 1A1  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when  you access the web site and follow the instructions to obtain your records and to create  an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you may consent to receive all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you  agree to receive or access proxy materials electronically in the future.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET  on 06/11/2018. Have your proxy card in hand when you call and then follow the  instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR the following: For Against Abstain  2 To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm  of the Company for its fiscal year ending December 31, 2018.  NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement  thereof.  In their discretion, the proxies are authorized to vote upon such other business as may properly  come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the  undersigned Stockholder. If no direction is made, this proxy will be voted "FOR ALL NOMINEES" in Proposal 1 and  "FOR" Proposal 2.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name by authorized officer.

0000377673_2 R1.0.1.17  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report on Form  10-K are available at www.proxyvote.com  MYOKARDIA, INC.  Proxy for Annual Meeting of Stockholders on June 12, 2018  Solicited on Behalf of the Board of Directors  The undersigned hereby appoints Tassos Gianakakos and Jacob Bauer as proxies, each with the power to  appoint his substitute, and hereby authorizes such proxies to represent and vote, as designated on the reverse  side hereof, all the shares of common stock of MyoKardia, Inc. held of record by the undersigned at the close of  business on April 13, 2018 at the Annual Meeting of Stockholders to be held June 12, 2018 at 9:00AM Pacific  Time at the DoubleTree by Hilton San Francisco Airport North, 5000 Sierra Point Parkway, Brisbane, CA 94005,  and at any adjournment thereof.  (Continued and to be signed on reverse side)